Exhibit 16.01

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C

Gentlemen:

We have read Item 4 included in the Form 8_K dated April 29, 2003 of Consolidated Energy Inc. (formerly Barbeque Capital Corp.) Commission file no. 0_25951 filed with the Securities and Exchange Commission and are in agreement with the statement contained therein.  We are not in a position to agree or disagree with the disclosures regarding Clyde Bailey.

/S/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
April 29, 2003